Exhibit 10.2

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 17th day of May, 2007 by and between Altus Pharmaceuticals Inc., a Delaware corporation (the “Company”), and      (the “Executive”).

WHEREAS Executive is employed by the Company, and because of such employment, possesses detailed knowledge of the Company and its business and operations;

WHEREAS Executive’s continued service to the Company is very important to the future success of the Company;

WHEREAS the Company desires to enter into this Agreement to provide Executive with certain financial protection in the event that Executive’s employment terminates under certain circumstances, and thereby to provide Executive with incentives to remain with the Company

WHEREAS the Board of Directors of the Company (the “Board”) acting through the Compensation Committee has determined that it is in the best interests of the Company to enter into this Agreement.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Definitions.

(a) Cause. As used herein, “Cause” shall include (and is not limited to): (i) dishonesty with respect to the Company or any affiliate, parent or subsidiary of the Company; (ii) insubordination; (iii) substantial malfeasance or nonfeasance of duty; (iv) unauthorized disclosure of confidential information; (v) Executive’s breach of any material provision of any employment, consulting, advisory, non-disclosure, non-competition, or similar material agreement between Executive and the Company, which breach, where reasonably subject to cure, is not cured to the satisfaction of the Board within ten (10) days after notice to Executive by the Company of such breach; or (vi) conduct substantially prejudicial to the business of the Company or any affiliate, parent or subsidiary of the Company. The Board shall have sole discretion to determine the existence of “Cause,” and its determination will be conclusive on Executive and the Company; provided that the Board may delegate its power to act under this paragraph (a) to a committee of the Board in which case the determination of such committee shall be conclusive. “Cause” is not limited to events which have occurred prior to the termination of Executive’s service, nor is it necessary that the Board’s finding of “Cause” occur prior to such termination. If the Board determines, subsequent to Executive’s termination of service, that either prior or subsequent to Executive’s termination Executive engaged in conduct which would constitute “Cause,” then Executive shall have no right to any benefit or compensation under this Agreement.

(b) Change In Control. As used herein, a “Change in Control” shall mean:

(i) the shareholders of the Company approve: (a) any consolidation or merger of the Company (x) where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (y) where the members of the Board, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, constitute more than 50% of the board of directors of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or (c) any plan or proposal for the liquidation or dissolution of the Company;

(ii) individuals who, as of the date hereof, constitute the entire Board (the “Incumbent Directors”) cease for any reason to constitute at least 50% of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be, for purposes of this Agreement, considered as though such individual were an Incumbent Director; or

(iii) any “person,” as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of such plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate 25% or more of either: (a) the then outstanding shares of the Common Stock of the Company or (b) the combined voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (“Voting Securities”) (in either such case, other than as a result of acquisitions of such securities directly from the Company).

Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of the foregoing clause (iii) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases: (a) the proportionate number of shares of Common Stock beneficially owned by any person to 25% or more of the Common Stock then outstanding, or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (a) or (b) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (iii).

(c) Good Reason. As used herein, a “Good Reason” shall mean: (i) Executive, as a condition of remaining an employee of the Company, is required to relocate at least 50 miles from Executive’s then-current location of employment; (ii) there occurs a material adverse change in Executive’s duties, authority or responsibilities which causes Executive’s position with the Company to become of significantly less responsibility or authority than Executive’s position was immediately prior to the Change in Control; or (iii) there occurs a material reduction in Executive’s base salary from Executive’s base salary received immediately prior to the Change in Control, provided that any notice of termination by Executive for Good Reason shall be given by Executive within fifteen (15) days of Executive’s becoming aware of the occurrence of the facts giving rise to such Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any successor statute, regulation and guidance thereto.

(d) Base Salary. As used herein, “Base Salary” shall mean Executive’s annual base salary, excluding reimbursements, bonuses, benefits, and amounts attributable to stock options and other non-cash compensation.

2. Standard Severance. In the event that Executive’s employment is involuntarily terminated by action of the Company other than for Cause, Executive shall receive the following (subject to Executive’s execution of a release of claims as described in Section 7):

(a) Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for a nine (9) month period (the “Severance Period,” if Section 2 applies) less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments will be made at least monthly.)

(b) Separation Bonus. In the Company’s sole discretion, and conditioned upon appropriate approval from the Compensation Committee, within forty-five (45) days following Executive’s termination the Company may pay Executive a separation bonus not to exceed seventy-five percent (75%) of the target annual bonus to which Executive may have been entitled for the year in which Executive is terminated, prorated for the portion of the year in which Executive was employed, provided any such payments will be made within forty-five (45) days following Executive’s termination with the Company.

(c) COBRA Payments. Upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, the Company shall continue Executive’s participation in the Company’s health and dental insurance plans at the Company’s cost (except for Executive’s co-pay, if any, which shall be deducted from Executive’s severance compensation) for the 18 month COBRA eligibility period following termination, to the same extent that such insurance is provided to similarly situated Company executives, provided that this benefit will cease and the Company will be under no obligation to provide it if Executive has become eligible for coverage under another employer’s group coverage, and Executive hereby agrees to notify the Company promptly and in writing should that occur.

(d) No Duplication. In the event that Executive is eligible for Change in Control Severance under Section 3 below, Executive shall not be eligible for and shall not receive the Standard Severance as provided in this Section 2.

3. Change In Control Severance. In the event that a Change in Control occurs and within a period of one (1) year following the Change in Control, either: (i) Executive’s employment is involuntarily terminated by action of the Company other than for Cause, or (ii) Executive terminates Executive’s employment voluntarily for Good Reason, then Executive shall receive the following (subject to Executive’s execution of a release of claims, as described in Section 7):

(a) Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for a twelve (12) month period (the “Severance Period,” if Section 3 applies) less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments will be made at least monthly).

(b) Separation Bonus. Within forty-five (45) days following Executive’s termination, payment of a separation bonus in an amount equal to the target annual bonus to which the Executive may have been entitled for the year in which Executive is terminated.

(c) COBRA Payments. Upon completion of the appropriate COBRA1/ forms, and subject to all the requirements of COBRA, continuation of Executive’s participation in the Company’s health and dental insurance plans at the Company’s cost (except for Executive’s co-pay, if any, which shall be deducted from Executive’s severance compensation) for the 18 month COBRA eligibility period following such termination, to the same extent that such insurance is provided to similarly situated Company executives.

(d) Outplacement. Direct payment of up to $15,000 of bona fide outplacement services, provided that the outplacement company engaged by Executive provides reasonably detailed invoices for such services to the Sr. Director, Human Resources at the Company within the outplacement company’s normal billing cycle. Payment is limited to services received by Executive between the date of Executive’s termination of employment and the date on which Executive begins new full-time employment, and Executive hereby agrees to notify the Company immediately upon obtaining new full-time employment, provided that all payments must be made before the end of the second year following the year in which Executive terminates employment.

(e) No Duplication. In the event that Executive is eligible for Standard Severance under Section 2 above, Executive shall not be eligible for and shall not receive the Change in Control Severance as provided in this Section 3.

4. No Severance. In the event that Executive’s employment is terminated for any reason other than those outlined in Sections 2 or 3, then Executive shall have no right to the severance payments/benefits provided under this Agreement.

5. Distribution Limitation. If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change in Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (x) the full amount of such Payment; or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

6. Timing Of Payments. Notwithstanding any other provision with respect to the timing of payments under Sections 2 or 3, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company (within the meaning of Code Section 409A(a)(2)(B)(i) and any successor statute, regulation and guidance thereto (“Code Section 409A”)), then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Sections 2 or 3 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Sections 2 or 3.

7. Release of Claims. The Company shall not be obligated to pay Executive any of the compensation set forth in Sections 2 and 3 unless and until Executive has executed a timely full and general release of all claims against the Company and any affiliate, parent or subsidiary, and its and their officers, directors, employees, and agents, in a form satisfactory to the Company.

8. Restrictive Covenants. Executive acknowledges and agrees that this Agreement provides Executive with payments and benefits above and beyond those which the Company already is providing Executive. In exchange for the payments and benefits provided herein, as well as other good and valuable consideration, Executive agrees to the following restrictive covenants:

(a) While Executive is employed by the Company and for the term of the Severance Period (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any affiliate, parent or subsidiary of the Company or undertake any planning for any business competitive with the Company or any affiliate, parent or subsidiary of the Company. For the purpose of this section, “compete” or “competitive” means to engage or participate (whether for compensation or without compensation) in any commercial research or commercial project which is the same or substantially similar (in purpose, objective or result) to any research or project in which the Executive engaged or participated in, for or on behalf of the Company or any affiliate, parent or subsidiary of the Company during the Non-Competition Period.

(b) During the Non-Competition Period, the Executive shall not recruit or otherwise solicit or induce any employees of the Company or any affiliate, parent or subsidiary of the Company to terminate their employment with, or otherwise cease their relationships with, the Company or any affiliate, parent or subsidiary of the Company.

(c) The restrictions against competition set forth in paragraph 8(a) are considered by the parties to be reasonable for the purposes of protecting the business of the Company.  However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

9. No Impact On Employment Status. This Agreement is not intended to confer, and shall not be interpreted as conferring, any additional employment rights on Executive, and has no impact on either party’s right to terminate Executive’s employment under contract or applicable law.

10. Enforceability; Reduction. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

11. Notices.

(a) All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:

Chief Executive Officer

Altus Pharmaceuticals Inc.

125 Sidney Street

Cambridge, MA 02139

With a copy to:

General Counsel

Altus Pharmaceuticals Inc.

125 Sidney Street

Cambridge, MA 02139

If to Executive:

(b) All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

12. Entire Agreement / No Duplication of Compensation or Benefits. This Agreement, along with any prior employee, non-disclosure and invention agreement entered into between the Executive and the Company (other than any noncompetition or nonsolicitation covenants contained therein which are superseded by this Agreement), embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. The terms of Sections 2 and 3 above shall replace any agreement, policy or practice which otherwise would obligate the Company to provide any severance compensation and/or benefits to Executive, provided that this provision shall not be construed to otherwise limit Executive’s rights to payments or benefits provided under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), deferred compensation, stock, stock option or similar plan sponsored by the Company.

13. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto. Any such amendment shall comply with the requirements of Code Section 409A, if applicable.

14. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15. Assignment. The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

16. Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

17. Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement will be settled by final and binding arbitration to be conducted in Boston, Massachusetts pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties, and judgment upon such decision or award may be entered in any court of competent jurisdiction, or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of Massachusetts will govern. Any disagreement as to whether a particular dispute is arbitrable under this Agreement shall itself be subject to arbitration in accordance with the procedures set forth herein. Notwithstanding the foregoing, any right or obligation arising out of or concerning any separate contract or agreement between the parties (including but not limited to any employee, non-disclosure and invention agreement) shall be decided in accordance with the dispute resolution mechanism provided for by such contract or agreement.

18. Governing Law / Jurisdiction / Service of Process. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement that is not subject to arbitration pursuant to Section 17 will be brought in the courts of the Commonwealth of Massachusetts in Middlesex Country or of the United States of America for the District of Massachusetts, sitting in Boston. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 11.

19. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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1/ “COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ALTUS PHARMACEUTICALS INC.

By:

Date:

EXECUTIVE:

[Name]

Date: